Exhibit 99.1

Contacts:	Shannon Lapierre	Chris Martin
	Public Relations	Investor Relations
	(631) 342-3839	(631) 342-2889
	shannon.lapierre@ca.com	christopher.martin@ca.com

COMPUTER ASSOCIATES PRICES PRIVATE OFFERING
OF $1 BILLION SENIOR UNSECURED NOTES

ISLANDIA, N.Y., November 16, 2004 – Computer Associates International, Inc. (NYSE:CA) today announced that it has priced a private placement of $500 million aggregate principal amount of 4.75%, 5-year senior unsecured notes and $500 million aggregate principal amount of 5.625%, 10-year senior unsecured notes through a private offering to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

CA intends to use the net proceeds from the offering to repay the $825 million aggregate principal amount outstanding of its 6.375% senior notes due in April 2005. In the interim, CA may invest the proceeds in short-term money market funds. The remaining net proceeds from the offering will be used for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

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Computer Associates Prices Private Offering press release, page 2

© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749.

This press release contains forward-looking statements that represent the Company’s current expectations and beliefs, including statements regarding the closing of the offering and the intended use of the net proceeds of the offering. There can be no assurance that the Company’s expectations and beliefs will be realized.